Exhibit 22.1 List of Guarantors and Subsidiary Issuers of Guaranteed Securities The subsidiaries of NXP Semiconductors N.V. (the “Company”) identified in the table below have issued the debt securities listed opposite each such subsidiary issuer. The Company has fully and unconditionally guaranteed all such securities. Subsidiary Issuers Guaranteed Securities NXP B.V. and NXP Funding LLC (Co-Issuers) 4.875% Senior Notes due 2024 5.350% Senior Notes due 2026 5.550% Senior Notes due 2028 NXP B.V., NXP Funding LLC and NXP USA, Inc. (Co- Issuers) 2.700% Senior Notes due 2025 3.875% Senior Notes due 2026 3.150% Senior Notes due 2027 4.400% Senior Notes due 2027 4.300% Senior Notes due 2029 3.400% Senior Notes due 2030 2.500% Senior Notes due 2031 2.650% Senior Notes due 2032 5.000% Senior Notes due 2033 3.250% Senior Notes due 2041 3.125% Senior Notes due 2042 3.250% Senior Notes due 2051